                                                                     EXHIBIT 11
                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES

                        Computation of Earnings per Share


                                                1998             1997             1996             1995             1994
                                             ----------       ----------       ----------       ----------       ----------
Average number of shares outstanding
during the year                               6,125,057        6,595,782        6,806,448        6,931,726        6,990,435

Options exercisable, less shares
that could have been purchased
based on the average market
value for the period
                                                 39,466            3,314              443            4,429           20,289
                                             ----------       ----------       ----------       ----------       ----------

Average number of common and common
equivalent shares outstanding during
the year (a)                                  6,164,523        6,599,096        6,806,891        6,935,975        7,010,724
                                             ==========       ==========       ==========       ==========       ==========

Net earnings                                  4,723,226       $6,793,473       $3,374,257       $8,002,828       $9,852,200
                                             ==========       ==========       ==========       ==========       ==========

Net earnings per share                       $     0.77       $     1.03       $     0.50       $     1.15       $     1.41
                                             ==========       ==========       ==========       ==========       ==========


(a) Does not include options which are not dilutive. Effect under fully diluted computations is not material.









                                      -40-